SUB-ITEM 77D:  POLICIES WITH RESPECT TO SECURITY INVESTMENT

MORGAN STANLEY HEALTH SCIENCES TRUST ("REGISTRANT")

Effective June 30, 2008, the Registrant's Board of Trustees approved the following investment policy changes:

     (1) increased the limit on investment in foreign securities from 25% to 50%
     of net assets; and

     (2) authorized the use of the following derivatives: (i) contracts for difference and total return swaps, (ii) currency forwards and options on currencies, and (iii) index futures.